Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Corp. Upgrades to OTCQB Listing

Vertically Integrated Cannabis Operator Meets High Financial Standards and Other Stringent Requirements to Graduate to OTCQB, Building Visibility Among U.S. Investors

PHOENIX – Item 9 Labs Corp. (OTCQB: INLB) (“Item 9 Labs” or the “Company”), a vertically integrated cannabis operator that produces award-winning products, announced that it has qualified to trade on the OTC Markets Group Inc.'s OTCQB® Venture Market under the symbol “INLB” — effective August 3, 2020 at the open of trading. The Company upgraded to OTCQB from the Pink® market.

The OTCQB Venture Market is a premier market for entrepreneurial and development stage U.S. and international companies that are committed to providing investors high-quality trading and improved market visibility to enhance trading liquidity. To be eligible, companies must be current in their financial reporting, pass a minimum bid price test and undergo an annual company verification and management certification process. The OTCQB quality standards provide a baseline for financial transparency and provide more comprehensive compliance requirements.

The Securities and Exchange Commission (SEC) recognizes the OTCQB as an established public market for determining the public market price. This allows broker dealers and their customers to more easily trade stocks that may have been previously forbidden due to the confines of the less rigorous Pink Open Market standards.

“Uplisting to the OTCQB is a significant milestone for Item 9 Labs,” Andrew Bowden, Item 9 Labs CEO, said. “We’ve been focused on enhancing our foundation to support national expansion on a retail and supply-chain level. This includes continuing to work towards completion of a transaction with ONE Cannabis Group. Certain delays and unanticipated complications have impacted the timing but we remain optimistic in the transaction closing by end of quarter and becoming the first U.S. based vertically integrated cannabis dispensary franchisor.”

Bowden continued, “Graduating to the OTCQB is evidence of our team’s combined efforts toward increasing value for investors and strengthening the Company’s future.”

About Item 9 Labs Corp.

Item 9 Labs Corp. (OTC: INLB) is a vertically integrated multi-state cannabis operator headquartered in Arizona. The Company creates best-in-class products and canna-business solutions designed to help people become the best versions of themselves. With an award-winning CPG brand and nationally recognized application team, Item 9 Labs improves the cannabis experience while providing transparency, consistency, and well-being for those relying on them. For additional information, please visit: item9labscorp.com.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates the OTCQX® Best Market, the OTCQB® Venture Market and the Pink® Open Market for 10,000 U.S. and global securities. Through OTC Link® ATS and OTC Link ECN, the company connects a diverse network of broker-dealers that provide liquidity and execution services. They enable investors to easily trade through the broker of their choice and empower companies to improve the quality of information available for investors. To learn more about how OTC markets Group Inc. creates better informed and more efficient markets, visit www.otcmarkets.com. OTC Link ATS and OTC Link ECN are SEC regulated ATSs, operated by OTC Link LLC, member FINRA/SIPC.

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Media Contact:

Item 9 Labs

Jayne Levy, Director of Communications

Email: Jayne@unityrd.com

Investor Contact:

Hayden IR
Brett Mass, Managing Partner
Phone: (646) 536-7331
Email: INLB@haydenir.com